Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2021 relating to the consolidated financial statements of Teledyne Technologies Incorporated and the effectiveness of Teledyne Technologies Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Teledyne Technologies Incorporated for the year ended January 3, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, CA

March 3, 2021